As filed with the Securities and Exchange
Commission on November 25, 2008                     Registration No.  333-______
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               -------------------

                               NATIONAL COAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               -------------------

             FLORIDA                                              65-0601272
(STATE OF OTHER JURISDICTION OF                               (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)


                            8915 GEORGE WILLIAMS ROAD
                            KNOXVILLE, TENNESEE 37923
                                 (865) 690-6900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              --------------------

                                  DANIEL ROLING
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               NATIONAL COAL CORP.
                            8915 GEORGE WILLIAMS ROAD
                            KNOXVILLE, TENNESEE 37923
                                 (865) 690-6900
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE OF AGENT FOR SERVICE)
                              --------------------

                                    COPY TO:

                             JOHN J. MCILVERY, ESQ.
                         STUBBS ALDERTON & MARKILES, LLP
                       15260 VENTURA BOULEVARD, 20TH FLOOR
                         SHERMAN OAKS, CALIFORNIA 91403
                                 (818) 444-4500
                              --------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]                                Accelerated filer [ ]

Non-accelerated filer [ ]                          Smaller reporting company [X]
(Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================
  TITLE OF EACH CLASS                          PROPOSED MAXIMUM       PROPOSED           AMOUNT OF
    OF SECURITIES             AMOUNT TO BE      OFFERING PRICE    MAXIMUM AGGREGATE    REGISTRATION
   TO BE REGISTERED          REGISTERED (1)      PER UNIT (2)     OFFERING PRICE (2)      FEE (2)
-----------------------------------------------------------------------------------------------------
Common Stock, par value
   $0.0001 per share           1,638,125            $8.50          $13,924,062.50         $547.22
-----------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or other similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated pursuant to Rule 457(g) under the Securities Act solely for the purpose of calculating the amount of the registration fee based on a warrant exercise price of $8.50 with respect to shares of common stock issuable upon exercise of warrants to acquire 1,638,125 shares of common stock of the company.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2008

PROSPECTUS


                              [NATIONAL COAL LOGO]


                                1,638,125 SHARES
                                  COMMON STOCK

                                  -------------

         This prospectus relates to the issuance from time to time of up to 1,638,125 shares of our common stock, par value $0.0001 per share, which are issuable upon the exercise of 52,000 warrants which we originally issued pursuant to a warrant agreement (the "Warrant Agreement") between us and Wells Fargo Bank, National Association as warrant agent on December 29, 2005. The warrants were resold by the initial purchaser to qualified institutional buyers under Rule 144A under the Securities Act. Each warrant was sold as part of a unit, with each unit consisting of one $1,000 principal amount note and one warrant to purchase 31.5024 shares of common stock. The notes and warrants are separately transferable.

         Each warrant entitles the holder, subject to specified conditions, to purchase 31.5024 shares of our common stock at an exercise price of $8.50 per share, subject to adjustment. The warrants will be automatically exercised if the closing price of our common stock exceeds 150% of the exercise price at the time (currently, $12.75) for a period of at least 20 trading days in any consecutive 30 day trading period. We will receive proceeds from the sale of the common stock if the holders decide to exercise the warrants for cash. Assuming the exercise of all warrants for cash, we will receive gross proceeds of $13,924,062.50.

         Our common stock is traded on the NASDAQ Global Market under the symbol "NCOC." On November 21, 2008, the last reported sale price of our common stock on the NASDAQ Global Market was $0.97.

         Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 4 of this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                    The date of this prospectus is    ,2008

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Prospectus Summary.............................................................2
Risk Factors...................................................................4
Special Note Regarding Forward-Looking Statements.............................16
Use Of Proceeds...............................................................17
Determination Of Offering Price...............................................17
Dilution......................................................................17
Plan Of Distribution..........................................................18
Description Of Securities.....................................................18
Legal Matters.................................................................23
Experts.......................................................................23
Where You Can Find More Information...........................................24

                                 --------------

         You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

                               PROSPECTUS SUMMARY

            THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE CAREFULLY BEFORE MAKING AN INVESTMENT DECISION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCORPORATED BY REFERENCE HEREIN. REFERENCES IN THIS PROSPECTUS TO "NATIONAL COAL," "NCC," "WE," "OUR" AND "US" REFER TO NATIONAL COAL CORP. AND OUR CONSOLIDATED SUBSIDIARIES.

NATIONAL COAL CORP.

         We mine, process and sell high quality bituminous steam coal from mines located in East Tennessee and North Alabama and, until March 31, 2008, in Southeast Kentucky. We own the coal mineral rights to approximately 65,000 acres of land and lease the rights to approximately 16,663 additional acres excluding the Southeast Kentucky properties, known as Straight Creek, sold on March 31, 2008. As of September 30, 2008, our mining complexes included three active and two inactive underground mines, one underground mine in the development stage, seven active and two inactive surface mines, and one highwall mine. In addition, we have two preparation plants and two unit train loading facilities served by the Norfolk Southern ("NS") railroad. We are a minority joint venture partner in a barge loading facility on the Warrior River in North Alabama. We hold permits that allow us to open or re-open seven new mines close to our current operations. During the nine months ended September 30, 2008, we acquired a 524 acre mineral lease and a 1,000 acre mineral and surface tract in eastern Tennessee that includes approximately 1.4 million and 2.3 million tons of recoverable high quality coal. As of September 30, 2008, we controlled approximately 32.4 million estimated recoverable tons. During the year ended December 31, 2007, we generated total revenues of $92.8 million, a net loss of $25.8 million, and sold approximately 1.8 million tons of coal. Approximately
0.3 million tons of coal sold came from our operations in Southeast Kentucky which were sold on March 31, 2008. During the nine months ended September 30, 2008, we generated total revenues of $100.7 million, a net loss of $28.5 million, and sold approximately 1.6 million tons of coal.

         We plan to acquire additional mines and increase production from existing reserves as market conditions allow.

         Our revenues are derived primarily from the sale of coal to electric utility companies and industrial customers in the Southeastern United States. According to the U.S. Department of Energy, Energy Information Administration, the long-term outlook for coal demand is favorable, as domestic electricity consumption is expected to grow at an average annual rate of 0.7% per year through 2030 with 48% to 49% of that growth provided by coal. International coal consumption is expected to grow by 2.0% through 2030. During the nine months ended September 30, 2008, approximately 65% of our revenue was generated from coal sales to electric utility companies in the Southeastern United States. Our largest customers were Georgia Power, Alabama Power, and Solutia, Inc., representing approximately 32.6%, 21.3% and 14.2% of our revenues, respectively.

         During the nine months ended September 30, 2008, our mines produced approximately 1.4 million tons of coal. Approximately 20.3% of our production for the nine months ended September 30, 2008 was produced at underground mines and 79.7% was produced at our surface and highwall mining operations. We sell a majority of our coal pursuant to long-term contracts or open purchase order arrangements with long time customers. During 2008, management successfully renegotiated several of its existing coal supply agreements resulting in an increased selling price per ton and additional revenues from those contracts. The average contracted selling price per ton is $70.40 and $77.35 on 2,000,000 and 710,000 contracted tons for 2009 and 2010, respectively. Our liquidity plans include ongoing negotiations with existing and new customers to obtain additional sales for the metallurgical and steam coals from recently acquired properties and permitted mines in Tennessee and Alabama.

We also have not priced a portion of the coal we have goals to produce over the next several years in order to take advantage of possible future price increases. At September 30, 2008, our unpriced and uncommitted future production was approximately 300,000 to 400,000 tons in 2009 and 1.7 million to 2.0 million tons in 2010.

         In March 2008, our dragline equipment utilized on our L. Massey surface mine in Alabama suffered a major mechanical failure. The equipment was repaired and placed back in production on July 28, 2008. This breakdown resulted in estimated lost production of 140,000 tons and lost revenues of $9.5 million during the nine months ended September 30, 2008, respectively. Production levels and corresponding revenues are increasing now that the dragline is fully operational.

         We are a Florida corporation. The address of our principal executive office is 8915 George Williams Road, Knoxville, TN 37923, and our telephone number is (865) 690-6900. Our website address is www.nationalcoal.com. The information that can be accessed through viewing our website is not part of this prospectus.

THE OFFERING

Securities Offered                          1,638,125  shares  of  common  stock
                                            underlying warrants with an exercise
                                            price of $8.50 per share

Common stock outstanding after this
offering(1)                                 35,822,949   shares,   assuming  the
                                            exercise of all of the warrants.

Use of  proceeds                            Assuming   the   exercise   of   all
                                            warrants at $8.50 per share, we will
                                            receive     gross     proceeds    of
                                            $13,924,062.50. We intend to use the
                                            proceeds   from  the   exercise   of
                                            warrants,   if  any,   for   general
                                            corporate purposes.

NASDAQ Symbol for Common Stock              NCOC

------------
(1) The number of shares of common stock outstanding after this offering is based on the number of shares outstanding as of November 14, 2008 and excludes up to (1) 1,745,875 shares of common stock issuable upon the exercise of outstanding options, of which 650,875 options are immediately exercisable at a weighted average exercise price of $6.75 per share and (2) 1,146,620 and 250,000 shares of common stock issuable upon the exercise of other outstanding warrants at an exercise price of $3.00 and 4.00 per share, respectively.

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF, OR THAT WE CURRENTLY DEEM IMMATERIAL, ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         We have, and will continue to have substantial indebtedness. At September 30, 2008, we had approximately $102.0 million principal value of total senior debt. Our high level of indebtedness could have important consequences, including the following:

         o        reducing our ability to obtain additional financing;

         o        reducing our cash flow;

         o placing us at a competitive disadvantage compared to our competitors that may have proportionately less debt or greater financial resources;

         o hindering our flexibility in dealing with changes in our business and the industry; and

         o making us more vulnerable to economic downturns and adverse developments.

DESPITE EXISTING DEBT LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH WOULD INCREASE THE RISKS ASSOCIATED WITH OUR LEVERAGE.

         We may be able to incur substantial amounts of additional debt in the future. Although the terms of the 10.5% Notes due 2010 and 12% Notes due 2012 may limit our ability to incur additional debt, such terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. The incurrence of additional debt could adversely impact our ability to service payments on senior debt.

WE MAY NOT BE ABLE TO GENERATE THE AMOUNT OF CASH NEEDED TO PAY INTEREST AND PRINCIPAL AMOUNTS ON OUR DEBT. WE ARE LIMITED IN OUR ABILITY TO USE CASH GENERATED AT NATIONAL COAL OF ALABAMA IN OUR OTHER OPERATIONS.

         We rely primarily on our ability to generate cash to service our debt. If we do not generate sufficient cash flows to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain financing on terms that are acceptable to us, we could be forced to sell our assets or those of our subsidiaries to make up for any shortfall in our payment obligations under unfavorable circumstances. The 10.5% Notes due 2010 and the 12% Notes due 2012 limit our ability to sell assets and also restrict the use of the proceeds from any such sale. Therefore, even if forced to do so, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our debt obligations.

         National Coal of Alabama, Inc. is restricted in its ability to distribute cash to our other consolidated companies for use in their operations under the terms of our 12% Notes due 2012. On an annual basis, National Coal of Alabama can distribute cash for use in our other operations only if it meets certain EBITDA-based operating requirements for the immediately preceding fiscal year. Additionally, our subsidiary, National Coal Corporation, has entered into a management services agreement with National Coal of Alabama, Inc. that compensates National Coal Corporation for services that it provides to National Coal of Alabama, and a tax sharing agreement that requires National Coal of Alabama to make payments to us in respect of its tax liability. For fiscal 2008, we anticipate National Coal of Alabama's operations to provide limited cash for use in our other operations. As a result of these provisions and agreements, there is no assurance that cash generated by National Coal of Alabama will be available for use in our other operations if those operations continue to experience negative cash flow.

WE MAY BE UNABLE TO COMPLY WITH RESTRICTIONS IMPOSED BY OUR CREDIT FACILITIES AND OTHER FINANCING ARRANGEMENTS.

         The agreements governing our outstanding senior debt impose a number of restrictions on us. For example, the terms of our credit facilities contain financial and other covenants that create limitations on our ability to effect acquisitions or dispositions, incur additional debt and may require us to maintain various financial ratios and comply with various other financial covenants. Our ability to comply with these restrictions may be affected by events beyond our control and, as a result, we may be unable to comply with these restrictions. A failure to comply with these restrictions could adversely affect our ability to borrow under our credit facilities or result in an event of default under these agreements. In the event of a default, our lenders could terminate their commitments to us and declare all amounts borrowed, together with accrued interest and fees, immediately due and payable. If this were to occur, we might not be able to pay these amounts, or we might be forced to seek an amendment to our financing arrangements which could make the terms of these arrangements more onerous for us.

         In the second and third quarters of 2008, we failed to meet certain financial covenants required under our 12.0% Senior Secured Notes due 2012. We obtained with respect to each quarter a waiver of covenant failures and modifications of loan terms in order to bring financial covenants better in line with capabilities in return for an aggregate $300,000 default penalty and modification fee.

WE FACE NUMEROUS UNCERTAINTIES IN ESTIMATING OUR ECONOMICALLY RECOVERABLE COAL RESERVES, AND INACCURACIES IN OUR ESTIMATES COULD RESULT IN LOWER THAN EXPECTED REVENUES, HIGHER THAN EXPECTED COSTS OR DECREASED PROFITABILITY.

         We estimate  that as of September  30, 2008,  we control  approximately
32.4 million tons of proven and probable reserves that are recoverable at this time. We base our reserve estimates on engineering, economic and geological data assembled and analyzed by our staff and an independent mining engineering firm. Our estimates of our proven and probable reserves and our recoverable reserves, as well as the Btu or sulfur content of our reserves are revised and updated periodically to reflect the resolution of uncertainties and assumptions, the production of coal from the reserves and new drilling or other data received.

         There are numerous uncertainties inherent in estimating quantities and qualities of and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results such as:

         o geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations;

         o historical production from the area compared with production from other similar producing areas;

         o the assumed effects of regulation and taxes by governmental agencies; and

         o assumptions concerning coal prices, operating costs, mining technology improvements, severance and excise tax, development costs and reclamation costs.

         For these reasons, estimates of the economically recoverable quantities and qualities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. As a result, the reserve estimates disclosed herein may differ materially from our actual reserves. Inaccuracies in our estimates related to our reserves could result in lower than expected revenues, higher than expected costs, or decreased profitability.

OUR FUTURE SUCCESS DEPENDS UPON OUR ABILITY TO CONTINUE ACQUIRING AND DEVELOPING COAL RESERVES THAT ARE ECONOMICALLY RECOVERABLE AND TO RAISE THE CAPITAL NECESSARY TO FUND OUR EXPANSION.

         Our recoverable reserves will decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of the coal deposits under our mineral rights. Furthermore, we may not be able to mine all of our coal deposits as efficiently as we do at our current operations. Our future success depends upon our conducting successful exploration and development activities and acquiring properties containing economically recoverable coal deposits. In addition, we must also generate enough capital, either through our operations or through outside financing, to mine these additional reserves. Our current strategy includes increasing our coal reserves through acquisitions of other mineral rights, leases, or producing properties and continuing to use our existing properties. Our ability to further expand our operations may be dependent on our ability to obtain sufficient working capital, either through cash flows generated from operations, or financing activities, or both. Mining coal in Central Appalachia can present special difficulties. Characteristics of the land and permitting process in Central Appalachia, where all of our mines are located, may adversely affect our mining operations, our costs and the ability of our customers to use the coal that we mine. The geological characteristics of Central Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in the Powder River Basin, permitting, licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect our mining operations and costs, and our customers' abilities to use the coal we mine.

OUR ABILITY TO IMPLEMENT OUR PLANNED DEVELOPMENT AND EXPLORATION PROJECTS IS DEPENDENT ON MANY FACTORS, INCLUDING THE ABILITY TO RECEIVE VARIOUS GOVERNMENT PERMITS.

         Our planned development and exploration projects and acquisition activities may not result in the acquisition of significant additional coal deposits and we may not have continuing success developing additional mines. For example, we may not be successful in acquiring contiguous properties that will leverage our existing facilities. In addition, in order to develop our coal deposits, we must receive various governmental permits. Before a mining permit is issued on a particular parcel, interested parties are eligible to file petitions to declare the land unsuitable for mining. For example, on November 10, 2005, two environmental groups filed a petition to halt the expansion of surface mining activities on the New River Tract and surrounding areas. Although this petition was dismissed, management's time and company resources were used in the process. We cannot predict whether we will continue to receive the permits necessary for us to expand our operations.

DEFECTS IN TITLE OR LOSS OF ANY LEASEHOLD INTERESTS IN OUR PROPERTIES COULD ADVERSELY AFFECT OUR ABILITY TO MINE THESE PROPERTIES.

         We conduct, or plan to conduct, a significant part of our mining operations on properties that we lease. A title defect or the loss of any lease could adversely affect our ability to mine the associated reserves. Title to most of our owned or leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine some of our reserves may be adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property and could increase our costs. In addition, if we mine on property that we do not own or lease, we could incur liability for such mining. Some leases have minimum production requirements or require us to commence mining in a specified term to retain the lease. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

DUE TO VARIABILITY IN COAL PRICES AND IN OUR COST OF PRODUCING COAL, AS WELL AS CERTAIN PROVISIONS IN OUR CONTRACTS, WE MAY BE UNABLE TO SELL COAL AT A PROFIT.

         We typically sell our coal for a specified per ton amount and at a negotiated price pursuant to both short-term contracts and contracts of twelve months or greater. For the nine months ended September 30, 2008 and year ended December 31, 2007, 88.6% and 89.6%, respectively, of the coal we produced was sold under contracts of twelve months or greater. Price adjustment, "price reopener" and other similar provisions in long-term supply agreements may reduce the protection from short-term coal price volatility traditionally provided by such contracts. Any adjustment or renegotiation leading to a significantly lower contract price would result in decreased revenues and lower our gross margins. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, hardness and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or, in the extreme, termination of the contracts. Consequently, due to the risks mentioned above with respect to long-term supply agreements, we may not achieve the revenue or profit we expect to achieve from these sales commitments. In addition, we may not be able to successfully convert these sales commitments into long-term supply agreements.

THE COAL INDUSTRY IS HIGHLY CYCLICAL, WHICH SUBJECTS US TO FLUCTUATIONS IN PRICES FOR OUR COAL.

         We are exposed to swings in the demand for coal, which has an impact on the prices for our coal. The demand for coal products and, thus, the financial condition and results of operations of companies in the coal industry, including us, are generally affected by macroeconomic fluctuations in the world economy and the domestic and international demand for energy. In recent years, the price of coal has dropped significantly from historically high levels. Any material decrease in demand for coal could have a material adverse effect on our operations and profitability.

WE DEPEND HEAVILY ON A SMALL NUMBER OF LARGE CUSTOMERS, THE LOSS OF ANY OF WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

         For the nine months ended September 30, 2008 and year ended December 31, 2007, we derived approximately 68.1% and 65.0%, respectively, of our coal revenues from sales to our three largest customers. At September 30, 2008 and

December 31, 2007, we had coal supply agreements with these customers that expire at various times through 2012. When these agreements expire, we may not be successful at renegotiating them and these customers may not continue to purchase coal from us pursuant to long-term coal supply agreements. If a number of these customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially.

THERE IS NO ASSURANCE THAT WE WILL FIND PURCHASERS OF OUR PRODUCT AT PROFITABLE PRICES.

         If we are unable to achieve supply contracts, or are unable to find buyers willing to purchase our coal at profitable prices, our revenues and operating profits could suffer.

A SUBSTANTIAL OR EXTENDED DECLINE IN COAL PRICES COULD REDUCE OUR REVENUES AND THE VALUE OF OUR COAL RESERVES.

         The prices we charge for coal depend upon factors beyond our control, including:

         o        the supply of, and demand for, domestic and foreign coal;

         o        the demand for electricity;

         o the proximity to, capacity of, and cost of transportation facilities;

         o        domestic and foreign governmental regulations and taxes;

         o        air emission standards for coal-fired power plants;

         o        regulatory, administrative and court decisions;

         o the price and availability of alternative fuels, including the effects of technological developments; and

         o        the effect of worldwide energy conservation measures.

         Our results of operations are dependent upon the prices we charge for our coal as well as our ability to improve productivity and control costs. Decreased demand would cause spot prices to decline and require us to increase productivity and lower costs in order to maintain our margins. If we are not able to maintain our margins, our operating results could be adversely affected. Therefore, price declines may adversely affect operating results for future periods and our ability to generate cash flows necessary to improve productivity and invest in operations.

OUR ABILITY TO COLLECT PAYMENTS FROM OUR CUSTOMERS COULD BE IMPAIRED DUE TO CREDIT ISSUES.

         Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. Our customer base may not be highly creditworthy. If deterioration of the creditworthiness of customers or trading counterparties occurs, our business could be adversely affected.

IF THE COAL INDUSTRY EXPERIENCES OVERCAPACITY IN THE FUTURE, OUR PROFITABILITY COULD BE IMPAIRED.

         During the mid-1970s and early 1980s, a growing coal market and increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in added production capacity throughout the industry, all of which led to increased competition and lower coal prices. Similarly, an increase in future coal prices could encourage the development of expanded capacity by new or existing coal producers. Any overcapacity could reduce coal prices in the future.

IF TRANSPORTATION FOR OUR COAL BECOMES UNAVAILABLE OR UNECONOMIC FOR OUR CUSTOMERS, OUR ABILITY TO SELL COAL COULD SUFFER.

         Transportation costs represent a significant portion of the total cost of delivered coal and, as a result, play a critical role in a customer's purchasing decision. Increases in transportation costs could make our coal less competitive as a source of energy or could make some of our operations less competitive than other sources of coal.

         Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to deliver coal to their customers. While U.S. coal customers typically arrange and pay for transportation of coal from the mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply coal to our customers and thus could adversely affect our results of operations.

THE COAL INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD REDUCE OUR REVENUE AND MARGINS, AND DELAY OR PREVENT OUR ABILITY TO SERVICE OUR DEBT.

         We operate in a highly competitive industry with regional, national and international energy resources companies. We compete based primarily on price, and we believe that the principal factors that determine the price for which our coal can be sold are:

         o        competition from energy sources other than coal;

         o        coal quality;

         o        efficiency in extracting and transporting coal; and

         o        proximity to customers.

         Some of our competitors have longer operating histories and substantially greater financial and other resources than we do. Our failure to compete effectively could reduce our revenues and margins, and delay or prevent our ability to make payments on our debt.

SIGNIFICANT COMPETITION FROM ENTITIES WITH GREATER RESOURCES COULD RESULT IN OUR FAILURE.

         We operate in a highly competitive industry with national and international energy resources companies. Some of our competitors have longer operating histories and substantially greater financial and other resources than we do. Our competitors' use of their substantially greater resources could overwhelm our efforts to operate successfully and could cause our failure.

THERE IS NO ASSURANCE THAT OUR LIMITED REVENUES WILL BE SUFFICIENT TO OPERATE PROFITABLY, OR THAT WE WILL GENERATE GREATER REVENUES IN THE FUTURE.

         We were formed to create a regional coal producer in Tennessee. We had no revenues from inception until the third quarter 2003 when we began mining operations. We are not profitable and have a limited operating history. We must be regarded as a risky venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

         Our coal sales for the nine months ended September 30, 2008 and year ended December 31, 2007 were approximately $98.4 million and $91.9 million respectively. There is no assurance that we can achieve greater sales or generate profitable sales. We expect that many other coal producers could produce and sell coal at cheaper prices per ton than our production cost rates, which could adversely affect our revenues and profits, if any. There is no assurance that we will ever operate profitably. There is no assurance that we will generate continued revenues or any profits, or that the market price of our common stock will be increased thereby.

OUR  INABILITY  TO  DIVERSIFY  OUR   OPERATIONS   MAY  SUBJECT  US  TO  ECONOMIC
FLUCTUATIONS WITHIN OUR INDUSTRY.

         Our limited financial resources reduce the likelihood that we will be able to diversify our operations. Our probable inability to diversify our activities into more than one business area will subject us to economic fluctuations within a particular business or industry and therefore increase the risks associated with our operations.

THE LOSS OF KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

         We are heavily dependent upon the skills, talents, and abilities of our executive officers and board of directors to implement our business plan. Given the intense competition for qualified management personnel in our industry, the loss of the services of any key management personnel may significantly and detrimentally affect our business and prospects. We may not be able to retain some or all of our key management personnel, and even if replaceable, it may be time consuming and costly to recruit qualified replacement personnel.

WE FACE RISKS INHERENT TO MINING WHICH COULD INCREASE THE COST OF OPERATING OUR BUSINESS.

         Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time. These conditions include weather and natural disasters, unexpected maintenance problems, key equipment failures, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials and variations in geologic conditions. Any of these factors could increase the cost of operating our business, which would lower or eliminate our margins.

         In March 2008, our dragline equipment utilized on our L. Massey surface mine in Alabama suffered a major mechanical failure. The equipment was repaired and placed back in production on July 28, 2008. This breakdown resulted in estimated lost production of 140,000 tons and lost revenues of $9.5 million during the three months and nine months ended September 30, 2008, respectively. Production levels and corresponding revenues are increasing now that the dragline is fully operational.

INCREASES IN THE PRICE OF STEEL, DIESEL FUEL OR RUBBER TIRES COULD NEGATIVELY AFFECT OUR OPERATING COSTS.

         Our coal mining operations use significant amounts of steel, diesel fuel and rubber tires. The costs of roof bolts we use in our underground mining operations depend on the price of scrap metal. We also use significant amounts of diesel fuel and tires for the trucks and other heavy machinery we use, particularly at our six active surface mining operations. A worldwide increase in mining, construction and military activities has caused a shortage of the large rubber tires we use in our mining operations. While we have taken initiatives aimed at extending the useful lives of our rubber tires, we may be unable to obtain a sufficient quantity of rubber tires in the future or at prices which are favorable to us. If the prices of steel, diesel fuel and rubber tires increase, our operating costs could be negatively affected. In addition, if we are unable to procure rubber tires, our coal mining operations may be disrupted or we could experience a delay or halt of production.

A  SHORTAGE  OF  SKILLED  LABOR  IN THE  MINING  INDUSTRY  COULD  POSE A RISK TO
ACHIEVING  OPTIMAL  LABOR   PRODUCTIVITY  AND  COMPETITIVE  COSTS,  WHICH  COULD
ADVERSELY AFFECT OUR PROFITABILITY.

         Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In order to support our planned expansion opportunities, we intend to sponsor both in-house and vocational coal mining programs at the local level in order to train additional skilled laborers. In the event the shortage of experienced labor continues or worsens or we are unable to train the necessary amount of skilled laborers, there could be an adverse impact on our labor productivity and costs and our ability to expand production and therefore have a material adverse effect on our earnings.

DISRUPTIONS IN THE QUANTITIES OF COAL PRODUCED BY OUR CONTRACT MINE OPERATORS COULD IMPAIR OUR ABILITY TO FILL CUSTOMER ORDERS OR INCREASE OUR OPERATING COSTS.

         We use independent contractors to mine coal at certain of our mining operations, including our operations in Tennessee and, until March 31, 2008, at our operations in Southeastern Kentucky. Operational difficulties at contractor-operated mines, changes in demand for contract miners from other coal producers and other factors beyond our control could affect the availability, pricing, and quality of coal produced for us by contractors. Disruptions in the quantities of coal produced for us by our contract mine operators could impair our ability to fill our customer orders or require us to purchase coal from other sources in order to satisfy those orders. If we are unable to fill a customer order or if we are required to purchase coal from other sources in order to satisfy a customer order, we could lose existing customers and our operating costs could increase.

WE MAY BE UNABLE TO REALIZE THE BENEFITS WE EXPECT TO OCCUR AS A RESULT OF THE ACQUISITION OF MANN STEEL PRODUCTS OR OTHER ACQUISITIONS THAT WE MAY UNDERTAKE.

         We continually seek to expand our operations and coal reserves through acquisitions of other businesses and assets, including leasehold interests. On October 19, 2007, we acquired 100% of the common stock of Mann Steel Products, Inc. (now National Coal of Alabama, Inc.) for approximately $58.7 million in cash. Certain risks, including those listed below, could cause us not to realize the benefits we expect to occur as a result of this acquisition:

         o uncertainties in assessing the value, risks, profitability and liabilities (including environmental liabilities) associated with certain businesses or assets;

         o the potential loss of key customers, management and employees of an acquired business;

         o        the  possibility   that  operating  and  financial   synergies
                  expected to result from an acquisition do not develop;

         o        problems arising from the integration of an acquired business;
                  and

         o        unanticipated   changes  in  business,   industry  or  general
                  economic conditions that affect the assumptions underlying the rationale for the acquisition.

RISKS RELATED TO ENVIRONMENTAL AND OTHER REGULATION

THE GOVERNMENT REGULATES MINING OPERATIONS, WHICH IMPOSES SIGNIFICANT COSTS ON US, AND FUTURE REGULATIONS COULD INCREASE THOSE COSTS OR LIMIT OUR ABILITY TO PRODUCE COAL.

         Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, legislation mandating specified benefits for retired coal miners affects our industry.

         Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers' ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser's plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations. In addition, the United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to by 5% from 1990 levels over a five-year period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on U.S. greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price of and demand for coal. According to the EIA's "Emissions of Greenhouse Gases in the United States 2001," coal accounts for approximately one-third of carbon dioxide emissions in the United States, and efforts to control carbon dioxide emissions could result in reduced use of coal if electricity generators switch to sources of fuel with lower carbon dioxide emissions. Further developments in connection with regulations or other limits on carbon dioxide emissions could have a material adverse effect on our financial condition or results of operations.

         Two bills were introduced in the Tennessee Legislature in early 2008 that could have had an adverse effect on our ability to mine coal profitability in Tennessee. One of the bills proposed to increase the severance tax payable to the State from $0.20 per ton to 4.5% of the gross sales price. The second bill proposed to prohibit any coal mining that would alter or disturb any ridge line above two thousand (2,000) feet in elevation. A number of our seams of coal in the State of Tennessee are above two thousand (2,000) feet in elevation. Both bills were defeated in Legislative Committees. If the bills were to be introduced and pass the Legislature, our ability to economically recover coal from those seems might be negatively affected.

OUR  OPERATIONS  COULD BE  ADVERSELY  AFFECTED IF WE FAIL TO  MAINTAIN  REQUIRED
BONDS.

         Federal and state laws require bonds or cash deposits to secure our obligations to reclaim lands used for mining, to pay federal and state workers' compensation, to secure coal lease obligations and to satisfy other miscellaneous obligations. At September 30, 2008, $0.3 million was on deposit with the U.S. Department of the Interior's Office of Surface Mining (the "OSM") for reclamation bonds related to our Patterson Mountain mining operations in Tennessee. In addition, we had approximately $18.3 million in cash invested in money market funds and certificates of deposit, against which irrevocable bank letters of credit or surety bonds are written in favor of OSM (Tennessee operations), the Kentucky Department of Natural Resources, or the Alabama Surface Mining Commission, and have posted a $700,000 letter of credit secured by our executive office building in favor of OSM. Reclamation bonds are typically renewable on a yearly basis if they are not posted with cash. Our failure to maintain, or inability to acquire, bonds that are required by state and federal law would have a material adverse effect on us. That failure could result from a variety of factors including the following:

         o lack of availability, higher expense or unfavorable market terms of new bonds;

         o restrictions on the availability of collateral for current and future third-party bond issuers under the terms of our 10.5% Notes due 2010 or 12% Notes due 2012; and

         o the exercise by third-party bond issuers of their right to refuse to renew the bonds.

TERRORIST THREATS AND ENVIRONMENTAL ZEALOTRY MAY NEGATIVELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Our business also may be affected by environmental activists who engage in activities intended to disrupt our business operations. In particular, environmental activists have conducted protests outside the homes of certain of our executives, including our former Chief Executive Officer. We spent approximately $431,000, $875,000 and $292,000 during the years ended December 31, 2007 and 2006 and for the nine months ended September 30, 2008, respectively, on security measures. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any, or a combination, of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

OUR FAILURE TO OBTAIN AND RENEW PERMITS NECESSARY FOR OUR MINING OPERATIONS COULD NEGATIVELY AFFECT OUR BUSINESS.

         Mining companies must obtain numerous permits that regulate environmental and health and safety matters in connection with coal mining, including permits issued by various federal and state agencies and regulatory bodies. We believe that we have obtained the necessary permits to mine our developed reserves at our mining complexes. However, as we commence mining our undeveloped reserves, we will need to apply for and obtain the required permits. The permitting rules are complex and change frequently, making our ability to comply with the applicable requirements more difficult or even impossible. In addition, private individuals and the public at large have certain rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need for our mining operations may not be issued, or, if issued, may not be issued in a timely fashion. The permits may also involve requirements that may be changed or interpreted in a manner which restricts our ability to conduct our mining operations or to do so profitably. An inability to conduct our mining operations pursuant to applicable permits would reduce our production, cash flow and profitability.

THE CHARACTERISTICS OF COAL MAY MAKE IT DIFFICULT FOR COAL USERS TO COMPLY WITH VARIOUS ENVIRONMENTAL STANDARDS RELATED TO COAL COMBUSTION OR UTILIZATION. AS A RESULT, COAL USERS MAY SWITCH TO OTHER FUELS, WHICH COULD AFFECT THE VOLUME OF OUR SALES AND THE PRICE OF OUR PRODUCTS.

      Coal contains impurities, including but not limited to sulfur, mercury, chlorine, carbon and other elements or compounds, many of which are released into the air when coal is burned. Stricter environmental regulations of emissions from coal-fueled power plants could increase the costs of using coal thereby reducing demand for coal as a fuel source and the volume and price of our coal sales. Stricter regulations could make coal a less attractive fuel alternative in the planning and building of power plants in the future.

      Proposed reductions in emissions of mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases may require the installation of costly emission control technology or the implementation of other measures, including trading of emission allowances and switching to other fuels. For example, in order to meet the federal Clean Air Act limits for sulfur dioxide emissions from power plants, coal users may need to install scrubbers, use sulfur dioxide emission allowances (some of which they may purchase), blend high sulfur coal with low-sulfur coal or switch to other fuels. Reductions in mercury emissions required by certain states will likely require some power plants to install new equipment, at substantial cost, or discourage the use of certain coals containing higher levels of mercury. Recent and new proposals calling for reductions in emissions of carbon dioxide and other greenhouse gases could significantly increase the cost of operating existing coal-fueled power plants and could inhibit construction of new coal-fueled power plants. Existing or proposed legislation focusing on emissions enacted by the United States or individual states could make coal a less attractive fuel alternative for our customers and could impose a tax or fee on the producer of the coal. If our customers decrease the volume of coal they purchase from us or switch to alternative fuels as a result of existing or future environmental regulations aimed at reducing emissions, our operations and financial results could be adversely impacted.

IF THE ASSUMPTIONS UNDERLYING OUR ESTIMATES OF RECLAMATION AND MINE CLOSURE OBLIGATIONS ARE INACCURATE, OUR COSTS COULD BE GREATER THAN ANTICIPATED.

      SMCRA establishes operational, reclamation and closure standards for all aspects of surface mining, as well as most aspects of underground mining. We base our estimates of reclamation and mine closure liabilities on permit requirements and our engineering expertise related to these requirements. Our management and engineers periodically review these estimates. The estimates can change significantly if actual costs vary from assumptions or if governmental regulations change significantly. Statement of Financial Accounting Standards No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS, which we refer to as Statement No. 143, requires us to record these obligations as liabilities at fair value. In estimating fair value, we considered the estimated current costs of reclamation and mine closure and applied inflation rates and a third-party profit, as required by Statement No. 143. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on our behalf. If actual costs differ from our estimates, our profitability could be negatively affected.

OUR OPERATIONS MAY IMPACT THE ENVIRONMENT OR CAUSE EXPOSURE TO HAZARDOUS SUBSTANCES, AND OUR PROPERTIES MAY HAVE ENVIRONMENTAL CONTAMINATION, WHICH COULD RESULT IN MATERIAL LIABILITIES TO US.

      Our operations currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that we currently own or operate, as well as at sites that we previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share.

      We maintain extensive coal refuse areas and slurry impoundments at a number of our mining complexes. Such areas and impoundments are subject to extensive regulation. Slurry impoundments have been known to fail, releasing large volumes of coal slurry into the surrounding environment. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as liability for related personal injuries and property damages, and injuries to wildlife. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of damages arising out of failure. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties.

      Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as "acid mine drainage," which we refer to as AMD. The treating of AMD can be costly. Although we do not currently face material costs associated with AMD, it is possible that we could incur significant costs in the future.

      These and other similar unforeseen impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.

RISKS RELATED TO OUR COMMON STOCK

WE DO NOT INTEND TO PAY DIVIDENDS ON SHARES OF OUR COMMON STOCK.

         Historically, we have not paid dividends on shares of our common stock and do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. The terms of the indenture related to our 10.5% Notes due 2010 restrict our ability to pay dividends on shares of our common stock.

WE OPERATE IN AN INDUSTRY THAT IS SUBJECT TO SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS FROM QUARTER TO QUARTER THAT MAY RESULT IN UNEXPECTED REDUCTIONS IN REVENUE AND STOCK PRICE VOLATILITY.

         Factors that may influence our quarterly operating results include:

         o        the worldwide demand for coal;

         o        the price of coal;

         o        the supply of coal and other competitive factors;

         o        the costs to mine and transport coal;

         o        the ability to obtain new mining permits;

         o the costs of reclamation of previously mined properties; and industry competition.

         Due to these factors, it is possible that in some quarters our operating results may be below our shareholders' expectations and those of public market analysts. If this occurs, the price of our common stock would likely be adversely affected.

OUR STOCK PRICE MAY DECREASE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR SHAREHOLDERS TO SUFFER SIGNIFICANT LOSSES.

         The following factors could cause the market price of our common stock to decrease, perhaps substantially:

         o the failure of our quarterly operating results to meet expectations of investors or securities analysts;

         o adverse developments in the financial markets, the coal and energy industries and the worldwide or regional economies;

         o        interest rates;

         o        changes in accounting principles;

         o        sales of common stock by existing security holders;

         o        announcements of key developments by our competitors; and

         o        the   reaction   of  markets   and   securities   analysts  to
                  announcements and developments involving our Company.

IF WE NEED TO SELL OR ISSUE ADDITIONAL SHARES OF COMMON STOCK OR ASSUME ADDITIONAL DEBT TO FINANCE FUTURE GROWTH, OUR SHAREHOLDERS' OWNERSHIP COULD BE DILUTED OR OUR EARNINGS COULD BE ADVERSELY IMPACTED.

         Our business strategy may include expansion through internal growth by acquiring complementary businesses or by establishing strategic relationships with targeted customers. In order to do so, or to fund our other activities, we may issue additional equity securities that could dilute our shareholders' stock percentage ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company which could negatively impact our results of operations.

OUR DIRECTOR AND OFFICER INDEMNIFICATION POLICIES IN CONJUNCTION WITH THE PROVISIONS OF FLORIDA LAW COULD RESULT IN SUBSTANTIAL UN-RECOUPABLE EXPENDITURES AND REDUCED REMEDIES AGAINST DIRECTORS AND OFFICERS.

         Florida Revised Statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us such amounts, if it is ultimately determined that such person was not entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

         Florida Revised Statutes exclude personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against our directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

         This prospectus contains "forward-looking statements" that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new services; our expectations concerning litigation, regulatory developments or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management's goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

         Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

         o        the worldwide demand for coal;

         o        the price of coal;

         o        the supply of coal and other competitive factors;

         o        the costs to mine and transport coal;

         o        the ability to obtain new mining permits;

         o        the costs of reclamation of previously mined properties;

         o        the risks of expanding coal production;

         o        industry competition;

         o our ability to continue to finance and execute our growth strategies;

         o        the ability of financing amidst tightened credit standards;

         o        general economic conditions; and

         o other factors discussed under the headings "Risk Factors" herein and under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report on Form 10-K for the year-ended December 31, 2007 and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC which are incorporated herein by reference.

      Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

                                 USE OF PROCEEDS

         Assuming that all of the warrants are exercised for cash, we would receive proceeds of approximately $13,924,062.50. There is no assurance that all or any of the warrants will be exercised prior to their expiration nor any assurance of the timing of the receipt of exercise proceeds. Because of the unpredictability of the amount of proceeds and the timing of receipt, we currently intend to use the proceeds for general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

         The offering price of the shares of common stock offered hereby is determined by reference to the exercise price of the warrants. The exercise price of the warrants is $8.50 per share, subject to adjustment as provided in the Warrant Agreement.

                                    DILUTION

         Our net tangible book value at September 30, 2008 was approximately $6.9 million, or approximately $0.21 per share of common stock. Net tangible book value per share represents the amount of our tangible assets less total liabilities, divided by the number of our outstanding shares of common stock.

         Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after completion of the offering, assuming exercise for cash of the warrants whose underlying shares of common stock are being registered hereby. Assuming that the sales of 1,638,125 shares of common stock in the offering are made at an offering price of $8.50 per share, which is the exercise price of the warrants, the purchasers of common stock would experience an immediate dilution in net tangible book value of $7.91 per share, as illustrated in the following table:


Offering price per share (1) ...................................   $8.50

Net tangible book value per share as of
   September 30, 2008 ..........................................    --     $0.21

Increase per share attributable to new investors ...............    --     $0.38

Pro forma net tangible book value per share as of
   September 30, 2008, assuming completion of this
   offering (2) ................................................   $0.59

Pro forma dilution per share to new investors ..................   $7.91

----------
(1) Based on a warrant exercise price of $8.50.

(2) Pro forma net tangible book value per share assumes the exercise for cash of the warrants whose underlying shares of common stock are being registered hereby and the receipt by us of the exercise price for such warrants.

                              PLAN OF DISTRIBUTION

      Pursuant to the terms of the warrants, the shares of common stock will be issued by us to those warrant holders who surrender the warrant certificates and pay the exercise price. The shares of common stock will be listed on the NASDAQ Global Market.

                            DESCRIPTION OF SECURITIES

         We are registering the sale of 1,638,125 shares of our common stock that are issuable upon the exercise of 52,000 warrants issued pursuant to the Warrant Agreement.

DESCRIPTION OF WARRANTS

         The following description of the warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the warrants themselves.

         GENERAL

         Each warrant, when exercised, will entitle the holder thereof to receive 31.5024 fully paid and nonassessable shares of our common stock at an exercise price of $8.50 per share, subject to adjustment as provided in the warrant agreement, which we refer to as the exercise price. As of November 14, 2008, the warrants will entitle the holders thereof to purchase, collectively, 1,638,125 shares of common stock, or 4.6% of our outstanding common stock on a fully-diluted basis.

         The warrants may be exercised by surrendering to us the warrant certificates evidencing the warrants to be exercised with a form of election, properly completed and executed, together with payment of the aggregate exercise price for the shares. Payment of such aggregate exercise price may be made (i) in the form of cash by wire transfer or by certified or official bank check payable to our order or (ii) by tendering notes having a principal amount at the time of tender equal to such aggregate exercise price or (iii) by tendering warrants having a fair market value equal to such aggregate exercise price or
(iv) any combination of such cash, notes or warrants. Upon surrender of the warrant certificate and payment of such aggregate exercise price, we will deliver, or cause to be delivered, to or to the written order of such holder, stock certificates representing the number of whole shares of common stock to which such holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants.

         No fractional shares of common stock will be issued upon exercise of the warrants. We will pay to the holder of the warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of common stock less a corresponding fraction of the aggregate exercise price.

         Holders of the warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends. Holders of the warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount than that to which they would otherwise be entitled as a result of any such bankruptcy case if they had exercised their warrants prior to the commencement of any such case.

         ADJUSTMENTS

         The number of shares of common stock purchasable upon exercise of warrants and the exercise price both will be subject to adjustment in certain events including:

                  (a)      the   payment   by  us  of   dividends   (and   other
                           distributions) on our common stock payable in common stock;

                  (b) subdivisions, combinations and reclassifications of our common stock;

                  (c) the distribution to all holders of our common stock of rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, shares of our common stock, in either case at a price less than the then fair market value per share (as defined in the warrant agreement) of our common stock;

                  (d) certain distributions to all holders of our common stock of assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any such securities (excluding those rights and warrants referred to in clause (c) above and excluding cash dividends or other cash distributions from current or retained earnings);

                  (e)      the  issuance  of  shares  of our  common  stock  for
                           consideration per share less than the then fair market value per share (other than issuances pursuant to a merger, consolidation or stock or asset acquisition in which our board of directors determines that such shares were issued at a fair price and excluding, among other things, securities issued in transactions referred to in clauses (a) through (d) above and securities issued upon the conversion or exchange of other securities or upon the exercise of options, warrants or other rights if the conversion, exchange or exercise price was not less than the fair market value per share of our common stock at the time the security or right so converted, exchanged or exercised was issued or granted; and

                  (f) the issuance of securities convertible into or exchangeable or exercisable for our common stock at a conversion, exchange or exercise price per share less than the then fair market value per share of our common stock (excluding securities issued in transactions referred to in clauses (c) or (d) above).

         Adjustments to the exercise price will be calculated to the nearest cent. The events described above in clauses (e) and (f) above are subject to certain exceptions described in the warrant agreement including, without limitation, (1) bona fide public offerings and private placements to persons that are not our affiliates, (2) issuances of our common stock (and warrants or options exercisable therefor) issued to our (or of any of our subsidiaries) employees, officers, consultants and directors under bona fide employee benefit plans or otherwise by written agreement in an aggregate amount not to exceed 25% of the outstanding shares of common stock at the time of the adoption of any such plan or written agreement, and (3) securities issued upon the conversion or exchange of other securities outstanding prior to the commencement of this offering.

         No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the exercise price; PROVIDED, HOWEVER, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment; PROVIDED, FURTHER, that no adjustment may be made that reduces the exercise price below the par value of our common stock. In addition, we may at any time reduce the exercise price to any amount for any period of time (but not less than 20 business days) deemed appropriate by our board of directors. In the case of certain consolidations or mergers or the sale of all or substantially all of our assets to another corporation or other entity, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrant been exercised immediately prior thereto.

         AMENDMENT

         From time to time, we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the warrants will require the written consent of the holders of a majority of the then outstanding warrants (excluding warrants held by us or any of our affiliates). The consent of each holder of the warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock issuable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrant agreement).

         RESERVATION OF SHARES

         We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

DESCRIPTION OF CAPITAL STOCK

         A description of our capital stock is set forth below. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Florida law.

         As of November 14, 2008, our authorized capital stock consisted of:

         o 80,000,000 shares of common stock, par value $0.0001 per share; and

         o        10,000,000  shares of preferred  stock,  par value $0.0001 per
                  share,  of  which  1,611  shares  were  designated   Series  A
                  convertible preferred stock.

         As of November 14, 2008, there were outstanding:

         o        34,184,824 shares of common stock;

         o        no shares of Series A convertible preferred stock;

         o 1,745,875 shares of common stock issuable upon exercise of outstanding options; and

         o 3,034,745 shares of common stock issuable upon exercise of outstanding warrants.


         COMMON STOCK

         DIVIDEND RIGHTS. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board may determine. The terms of our Series A convertible preferred stock prevent us from paying dividends on our common stock without the approval of holders of at least 75% of the outstanding shares of Series A convertible preferred stock.

         VOTING RIGHTS. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

         NO PREEMPTIVE OR SIMILAR RIGHTS. Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

         RIGHT TO RECEIVE LIQUIDATION DISTRIBUTIONS. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our shareholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

         SERIES A CONVERTIBLE PREFERRED STOCK

         We are authorized to issue up to 1,611 shares of our Series A convertible preferred stock. As of November 14, 2008 we had no shares of Series A convertible preferred stock issued and outstanding.

         AUTHORIZED BUT UNDESIGNATED PREFERRED STOCK

         We are authorized, subject to limitations prescribed by Florida law and our Series A convertible preferred stock, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, by the affirmative vote of the holders of a majority of our capital stock entitled to vote, unless a vote of any other holders is required by the articles of incorporation establishing the series. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of National Coal and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of our articles of incorporation and Florida law may have the effect of delaying, deferring or discouraging another person from acquiring control of National Coal.

         CHARTER AND BYLAW PROVISIONS. Our articles of incorporation, as amended, allow our Board to issue 10,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further shareholder approval. In the event that the Board designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our articles of incorporation, as amended, may inhibit changes of control that are not approved by our Board. These provisions could limit the price that future investors might be willing to pay in the future for our common stock. This could have the effect of delaying, deferring or preventing a change in control of National Coal. The issuance of preferred stock could also effectively limit or dilute the voting power of our shareholders. Accordingly, such provisions of our articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our shareholders.

         In addition, our articles of incorporation, as amended, require that shareholder action be taken at an annual or special meeting of shareholders, and prohibits shareholder action by written consent. This provision may have an anti-takeover effect by preventing even majority shareholders from taking action other than at an annual or special meeting of shareholders at which the proposal is submitted to shareholders in accordance with the advance notice provisions of our Bylaws.

         FLORIDA LAW. In addition, Florida has enacted the following legislation that may deter or frustrate takeovers of Florida corporations, such as our company:

         o AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management.

         o EVALUATION OF ACQUISITION PROPOSALS. The Florida Business Corporation Act expressly permits our Board, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of National Coal, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of National Coal and its subsidiaries, and on the communities and geographical areas in which they operate. Our Board may also consider the amount of consideration being offered in relation to the then current market price for our outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our Board believes such provisions are in the long-term best interests of National Coal and our shareholders.

         o CONTROL SHARE ACQUISITIONS. We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Manhattan Transfer Registrar Company, 57 Eastwood Road, Miller Place, NY 11764, Attention:
John Ahearn.

                                  LEGAL MATTERS

         The validity of the securities being offered hereby will be passed upon for us by Stubbs, Alderton & Markiles LLP, 15260 Ventura Boulevard, 20th Floor, Sherman Oaks, California 91403.

                                     EXPERTS

         The consolidated financial statements of National Coal Corp. at December 31, 2007 and 2006, and for the years then ended, incorporated by reference in this prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, and for the year ended December 31, 2005, by Gordon, Hughes & Banks, LLP, independent registered public accounting firm, as set forth in their respective reports thereon incorporated by reference, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including National Coal Corp. The SEC's Internet site can be found at www.sec.gov.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

         o Our Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 000-26509);

         o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (File No. 000-26509);

         o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (File No. 000-26509);

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-26509);

         o Our Current Report on Form 8-K dated December 31, 2007, filed January 3, 2008 (File No. 000-26509);

         o Our Current Report on Form 8-K/A dated October 19, 2007, filed January 4, 2008 (File No. 000-26509);

         o Our Current Report on Form 8-K dated February 8, 2008, filed February 12, 2008 (File No. 000-26509);

         o Our Current Report on Form 8-K dated February 22, 2008, filed February 28, 2008 (File No. 000-26509);

         o Our Current Report on Form 8-K dated March 31, 2008, filed April 4, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated May 8, 2008, filed May 13, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated May 15, 2008, filed May 19, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated May 20, 2008, filed May 27, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated May 28, 2008, filed May 29, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated June 3, 2008, filed June 9, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated July 15, 2008, filed July 21, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated August 14, 2008, filed August 18, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated October 20, 2008, filed October 24, 2008 (File No. 000-26509);

         o Our Current Report of Form 8-K dated November 17, 2008, filed November 18, 2008 (File No. 000-26509);

         o The description of the Common Stock of the Registrant contained in the Registrant's Registration Statement on Form 10-SB as filed on June 25, 1999 (File No. 000-26509), including any amendment or report filed for the purpose of updating such description.

         Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

         We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be obtained without charge at the website maintained by the SEC at www.sec.gov, or may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from that office upon payment of the fees prescribed by the SEC.

         We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the documents that have been incorporated by reference into this prospectus, including exhibits to these documents. You should direct any requests for copies to:
Investor Relations, National Coal Corp., 8915 George Williams Road, Knoxville, Tennessee 37923; telephone number (865) 6900.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the offering of the securities being registered. All amounts are estimates, except the SEC registration fee.

SEC registration fee ............................................     $   547.22
Accounting fees and expenses ....................................     $20,000.00
Legal fees and expenses .........................................     $25,000.00
                                                                      ----------
Total ...........................................................     $45,547.22
                                                                      ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 the Florida Business Corporation Act permits the indemnification of directors and officers of Florida corporations. Our articles of incorporation, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by Florida law.

         Under Florida law, we have the power to indemnify our directors and officers, and persons serving as officers, directors, employees or agents of another entity at our request, against claims arising in connection with their service to us except when an director's or officer's conduct involves:

         o        violations   of  criminal   laws,   unless  the  director  had
                  reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         o        deriving an improper personal benefit from a transaction;

         o        voting for or assenting to an unlawful distribution; or

         o        willful  misconduct  or  conscious   disregard  for  our  best
                  interests in a proceeding by or in the right of a shareholder.

         Article F of our bylaws provides that we will indemnify our directors and officers, as well as any directors, officers, employees or agents of another entity, for which such person serves at the request of National Coal, for monetary damages in civil actions if they have acted in good faith and held a reasonable belief that his or her actions were in the best interest of the Company, and in criminal actions or proceedings if such person has acted without reasonable ground for belief that such action was unlawful.

         Notwithstanding anything to the contrary in our articles of incorporation or bylaws, Section 607.0831 of the Florida Business Corporation Act limits the liability of directors for monetary damages for any statement, vote, decision or failure to act relating to the management or policy of the Company, unless he or she breached or failed to perform her duties as a director, and the breach or failure constitutes:

         o        a  violation  of  criminal   law,   unless  the  director  had
                  reasonable cause to believe the conduct was lawful or had no reasonable cause to believe it was unlawful;

         o a transaction from which the director derived an improper personal benefit;

         o        an unlawful distribution;

         o in a proceeding by or in the right of us or one or more of our shareholders, conscious disregard for our best interests or willful misconduct; or

         o in a proceeding brought by someone other than us or one or more of our shareholders, recklessness or an act or omission committed in bad faith, with malicious purpose, or in a manner exhibiting willful disregard of human rights, safety or property.

         In addition to the indemnification required in our articles of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also maintain directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------

4.1            Articles of Incorporation of National Coal Corp., dated August 8,
               1995. (1)

4.2 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 10, 1995. (1)

4.3 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 4, 1996(1)

4.4 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated July 17, 2003, filed August 4, 2003.
               (2)

4.5 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 27, 2004, filed August 31, 2004. (3)

4.6 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 10, 2005, filed January 12, 2005. (4)

4.7            Amended and Restated Bylaws of National Coal Corp. (4)

4.8 Warrant Agreement dated as of December 29, 2005 between National Coal Corp., and Wells Fargo Bank, National Association as warrant agent. (5)

5.1            Opinion of Stubbs Alderton & Markiles, LLP

23.1           Consent of Stubbs  Alderton & Markiles,  LLP (included in Exhibit
               5.1)

23.2           Consent of Ernst & Young LLP

23.3           Consent of Gordon, Hughes & Banks, LLP

24.1           Power of Attorney (included on signature page)

----------
(1) Incorporated by reference to our Registration Statement on Form 10-SB filed June 25, 1999.
(2) Incorporated by reference to our Current Report on Form 8-K (dated August 7, 2003) filed August 7, 2003.
(3) Incorporated by reference to our Registration Statement on Form SB-2 filed November 1, 2004.
(4) Incorporated by reference to our Amendment No. 1 to Registration Statement on Form SB-2 filed January 20, 2005.
(5) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed April 12, 2006.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on November 25, 2008.

                                   NATIONAL COAL CORP.


                                   By: /s/ Daniel Roling
                                       -------------------------------------
                                       Daniel Roling,
                                       President and Chief Executive Officer


                                   By: /s/ Michael Castle
                                       -------------------------------------
                                       Michael Castle,
                                       Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Daniel Roling and Michael Castle, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                 TITLE                               DATE

/s/ Daniel Roling         President and Chief Executive
----------------------      Officer and Director
    Daniel Roling           (Principal Executive Officer)     November 25, 2008

/s/ Michael R. Castle     Chief Financial Officer
----------------------      (Principal Financial Officer      November 25, 2008
    Michael R. Castle       and Principal Accounting
                            Officer)

/s/ Kenneth Scott         Chairman of the Board               November 25, 2008
----------------------
    Kenneth Scott

/s/ Robert Heinlein       Director                            November 25, 2008
----------------------
    Robert Heinlein

/s/ Gerald Malys          Director                            November 25, 2008
----------------------
    Gerald Malys

                                      INDEX

EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------

4.1            Articles of Incorporation of National Coal Corp., dated August 8,
               1995. (1)

4.2 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 10, 1995. (1)

4.3 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 4, 1996(1)

4.4 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated July 17, 2003, filed August 4, 2003.
               (2)

4.5 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated August 27, 2004, filed August 31, 2004. (3)

4.6 Articles of Amendment to the Articles of Incorporation of National Coal Corp., dated January 10, 2005, filed January 12, 2005. (4)

4.7            Amended and Restated Bylaws of National Coal Corp. (4)

4.8 Warrant Agreement dated as of December 29, 2005 between National Coal Corp., and Wells Fargo Bank, National Association as warrant agent. (5)

5.1            Opinion of Stubbs Alderton & Markiles, LLP

23.1           Consent of Stubbs  Alderton & Markiles,  LLP (included in Exhibit
               5.1)

23.2           Consent of Ernst & Young LLP

23.3           Consent of Gordon, Hughes & Banks, LLP

24.1           Power of Attorney (included on signature page)

----------
(1) Incorporated by reference to our Registration Statement on Form 10-SB filed June 25, 1999.
(2) Incorporated by reference to our Current Report on Form 8-K (dated August 7, 2003) filed August 7, 2003.
(3) Incorporated by reference to our Registration Statement on Form SB-2 filed November 1, 2004.
(4) Incorporated by reference to our Amendment No. 1 to Registration Statement on Form SB-2 filed January 20, 2005.
(5) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed April 12, 2006.